Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE










                    SONIC AUTOMOTIVE AUTHORIZES STOCK BUYBACK

CHARLOTTE, NC (NOVEMBER 4, 1999) - Sonic Automotive, Inc. (NYSE: SAH) today announced that its Board of Directors has authorized the Company to expend up to $25,000,000 to repurchase outstanding shares of its Class A common stock or redeem securities convertible into Class A common stock. The Board's decision reflects its determination that the most recent per share closing price of SAH common stock ($10 per share as of November 4, 1999) is not an appropriate valuation of the Company's common stock. Shares of common stock will be purchased from time to time in the open market subject to market conditions.

"The Board has confidence in the Company's strategy and the future of automobile retailing, and this buyback reflects our confidence. At current share prices, buying back the Company's stock is a sound use of our capital," stated O. Bruton Smith, the Company's Chairman and Chief Executive Officer.

Sonic Automotive, Inc. is the second largest automotive retailer in the United States, with operations in Alabama, Florida, Georgia, Maryland, Nevada, North Carolina, Ohio, South Carolina, Tennessee, Texas, and Virginia. Upon completion of announced acquisitions, Sonic will operate 159 franchises and 30 collision repair centers.

Included herein are forward-looking statements, including statements with respect to the Company's prospects and industry conditions. There are many factors which affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including without limitation economic conditions, risks associated with acquisitions and the risk factors set forth from time to time in the Company's recent filings with the Securities and Exchange Commission.



Contact: Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc.,
         (704) 532-3347. J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218. Val Holley-Dennis, Media Relations of Sonic Automotive, Inc. (704) 660-3424. Internet Address:
         www.sonicautomotive.com